Akers Biosciences, Inc.
201 Grove Road, Thorofare, NJ 08086
Tel 856-848-8698; Fax 856-848-0296
custservice@akersbiosciences.com
www.akersbiosciences.com

October 5, 2018

Mr. Howard Yeaton
24 Godwin Avenue, Suite B-1
Midland Park, NJ 07432

Re: Offer of Employment

Dear Howard:

I am pleased to offer you the position of Chief Executive Officer and Interim Chief Financial Officer at Akers Bioscience, Inc. ("Akers" or "the Company"). We look forward to your joining Akers in this role. The essential terms of your employment are set forth below.

1. The start date of your position is October 5, 2018. Your primary place of work will be at the Company's facilities in Thorofare, New Jersey.

2. You shall render such services to the Company as are customarily rendered by the Chief Executive Officer and Interim Chief Financial Officer of comparable public companies and as required by the articles and by-laws of the Company. You shall devote substantially all of your professional time to Company duties, provided, however, that you may devote such time as necessary to maintain your current financial consulting business so long as it does not materially interfere with your Company duties. Your duties will include: (a) directing all management and staff; (b) "right-sizing" the business; (c) ensuring that the Company continues to produce key products; (d) working with the board to identify appropriate merger candidates; and (e) ensuring appropriate accounting and that accurate public financial filings are made. For no additional compensation, you shall, if requested, also serve as a member of the Company's Board and one or more of the Board's committees. The Company will provide you with Directors' and Officers' liability coverage no less generous than that which applies to directors of the Company.

3. You will have a base salary of $25,000.00 (Twenty-Five Thousand Dollars) per month paid in advance on the first day of each month, less all deductions applicable to wages. Your pay for the month of October 2018 shall be pro-rated based on the number of days of the month you are employed. You shall be granted, on the 30th day of each month, beginning October 30, 2018, 30,000 (thirty thousand) unrestricted shares of Company stock pursuant to Section 8 of the Aker Biosciences, Inc. 2017 Equity Incentive Plan (the "Plan"). Your shares shall vest immediately upon grant.

4. You shall be eligible to participate in all group health, retirement, and other benefit plans offered by the Company. The Company retains the discretion to discontinue, amend, or reduce such benefit plans in accordance with applicable law.

5. You will be reimbursed for your reasonable and necessary travel and business expenses, including the expenses of travel and hotel stays in or near Thorofare, New Jersey.

6. Your employment shall be "at-will," which means that either you or the Company may terminate your employment at any time for any reason or no reason. Each party agrees to give the other 60 (sixty) days' written notice prior to terminating the employment. The 60-day notice is waived in the event of a Change in Control, as defined herein.

7. In the event your employment is terminated as a result of a Change in Control as defined herein, the Company will award you 200,000 (Two Hundred Thousand) unrestricted shares of Company stock pursuant to Section 8 of the Plan. For purposes of this Agreement, "Change in Control" shall be deemed to have occurred upon any of the following:

(a) any person or entity or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities;

(b) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or

(c) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

8. This agreement comprises the entire agreement between you and the Company concerning its subject matter. This agreement may not be orally modified. This agreement shall construed in accordance with, and governed in all respects, by the laws of the State of New Jersey without reference to principles of conflicts of laws. The exclusive venue for any disputes concerning this agreement or your employment with the Company shall be the New Jersey State Courts with jurisdiction over the County of Gloucester, New Jersey and the United States District Court for the District of New Jersey. All parties to this agreement waive any right to trial by jury in regard to such disputes.

We look forward to you joining the Company. Please sign this letter below to indicate your acceptance of these terms and conditions of employment and send us a signed copy at your earliest convenience.

Sincerely yours,

AKERS BIOSCIENCES, INC.

By: RCT III
Richard C. Tarbox III
Chairman, Board of Directors

ACCEPTED AND AGREED THIS
5th DAY OF OCTOBER 2018

____
Howard Yeaton